Exhibit 99.1

FOR IMMEDIATE RELEASE

June 30, 2008

MICRONETICS REPORTS $32.6M IN NET SALES, AN INCREASE OF 38%, FOR FY2008

Hudson, NH — (BUSINESS WIRE) — June 30, 2008 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its fourth quarter and fiscal year ended March 31, 2008 (“FY2008”). The results of MICA Microwave, Inc. are included from the acquisition date of June 5, 2007.

Net sales were $7,723,015 for the quarter ended March 31, 2008, an increase of $1,410,698 or 22% as compared to $6,312,317 for the quarter ended March 31, 2007. For FY2008, the Company reported net sales of $32,624,946 as compared to net sales of $23,690,236 for FY2007, an increase of $8,934,710 or 38%.

For the quarter ended March 31, 2008, the Company reported net income of $303,097 or $0.06 per diluted share as compared to net income of $340,064 or $0.07 per diluted share, for the quarter ended March 31, 2007. For FY2008, net income was $ 1,662,383 or $0.34 per diluted share, as compared to net income of $1,040,720 or $0.22 per diluted share for FY2007, an increase of $621,663, or 60%.

The increase in net sales for the fiscal year is primarily attributable to an increase of $2.7 million in net sales of high performance power amplifiers and the inclusion of approximately $4.4 million in net sales from MICA Microwave since June 2007.

David Robbins, Micronetics’ President and CEO stated, “We continue to meet critical milestones in our in-flight broadband internet hardware development and expect to start generating revenue associated with these products in FY2009. Based on our bookings in Q4 FY2008, as well as subsequent announcements in June 2008, we believe that the jamming marketplace, in-flight broadband internet, and space products will be growth drivers for Micronetics looking into FY2009. During FY2008 we incrementally improved our operating efficiency, even after absorbing over $150,000 in one-time corporate G&A expenses relating to development of internal control procedures for compliance with Section 404(a) of the Sarbanes-Oxley Act. Backlog increased to $14.1 million at March 31, 2008 from $12.9 million at March 31, 2007. Cash generated from operations was $3.9 million in FY2008.

Net income for the quarter included non-cash stock based compensation expense of $276,037 and $183,353 for amortization of intangible assets. Excluding these items, net income for the quarter ended March 31, 2008 was $0.14 per diluted share.

Net income for FY2008 included stock based compensation non-cash expense of $740,722 and $733,160 for amortization of intangible assets. Excluding these items, net income for FY2008 was $0.52 per diluted share.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat Avionics, Airspan, Anaren Microwave, BAE Systems, Boeing, Comtech, EADS, EDO/Benchmark, General Dynamics, ITT Electronic Warfare Systems, L-3 Communications, Lockheed Martin, Nextwave/Jabil Circuit,

Northrop Grumman, Pegasus GSS, Qualcomm, Raytheon, Teradyne, Tektronix and Thales. Additional information can be found on our website at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2008.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Quarter Ended March 31,
	2008	2007

Net sales	$7,723	$6,312

Gross profit	3,248	2,456

Research and development	417	190

Selling, general and administrative expenses	1,973	1,403

Amortization of intangibles	183	217

Other (expense)	(155)	(9)

Income before income taxes	520	637

Provision for income taxes	217	297

Net income	$303	$340

Net income per common share:
Basic	$.06	$.07
Diluted	$.06	$.07

Weighted average shares
Outstanding:
Basic	4,995	4,655
Diluted	5,013	4,723

INCOME STATEMENT DATA

($000s omitted except per share data)

	Year Ended March 31,
	2008	2007
Net sales	$32,625	$23,690

Gross profit	12,919	9,377

Research and development	1,018	782

Selling, general and administrative expenses	7,590	5,684

Amortization of intangibles	733	752

Other (expense)	(565)	(156)

Income before income taxes	3,013	2,003

Provision for income taxes	1,351	962

Net income	$1,662	$1,041

Net income per common share:
Basic	$.34	$.22
Diluted	$.34	$.22

Weighted average shares
Outstanding:
Basic	4,932	4,638
Diluted	4,951	4,789

BALANCE SHEET DATA

($000s omitted)

	Quarter Ended March 31,
	2008	2007
Cash, cash equivalents and short term investments	$3,563	$7,059
Working capital	11,197	11,837
Total assets	33,386	29,819
Non-current liabilities	5,551	6,355
Shareholders’ equity	22,409	17,977

Contact

David Robbins, President

Micronetics, Inc.

(603) 546-4131